Exhibit 99.1
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For Immediate Release                       Media Contact:        Hannah Burns
                                                                (212) 526-4064

                                            Investor Contact:   Shaun Butler
                                                              (212) 526-8381




                             LEHMAN BROTHERS REPORTS
                     FIRST QUARTER EARNINGS OF $301 MILLION,
                               OR $1.15 PER SHARE

Net Income And Earnings Per Share Increase From Both Trailing And Prior Year's Quarter

NEW YORK, March 20, 2003 -- Lehman Brothers Holdings Inc. (ticker symbol: LEH) today reported net income of $301 million for the first quarter ended February 28, 2003, compared to $298 million reported for the first quarter of fiscal 2002, and $187 million for the fourth quarter of fiscal 2002.

First Quarter Business Highlights
o Highest level of revenues and earnings per share reported since the second quarter of fiscal 2001
o Record revenues reported in Fixed Income Capital Markets, reflecting particularly strong customer flow activity
o Hugh McGee named head of Global Investment Banking

Richard S. Fuld, Jr., chairman and chief executive officer, said, "We continue to benefit from a balanced mix of businesses and disciplined expense management. Lehman Brothers delivered good results for the quarter, achieving the highest level of revenues and earnings per share since the second quarter of fiscal 2001, against a backdrop of ongoing geopolitical concerns, global economic weakness and continued corporate governance issues. Despite the difficult operating environment, we remain committed to delivering the full resources of the Firm to our clients worldwide, improving our productivity while staying focused on risk management and allocation of capital, and being the best operator in our industry."

Net revenues (total revenues less interest expense) for the first quarter were $1.7 billion, compared to $1.6 billion in the first quarter of fiscal 2002, and $1.5 billion in the fiscal 2002 fourth quarter. The Firm's Fixed Income Capital Markets business posted another record performance, driven by the continued strength of customer flow activity across all major products and geographic regions, as well as the overall resiliency of the debt markets in the current environment. A further decline in merger and acquisition activity was partially offset by high levels of debt origination in both the investment grade and high yield sectors, including a number of notable transactions completed for financial sponsors in Europe and the U.S.

Non-interest expenses for the quarter were $1.27 billion, compared to $1.17 billion in the fiscal 2002 first quarter, and $1.29 billion in the fourth quarter of fiscal 2002. Compensation and benefits as a percentage of net revenues remained at 51 percent during the first quarter of fiscal 2003. Nonpersonnel expenses in the fiscal 2003 first quarter were $401 million, compared with $347 million in the previous fiscal year's first quarter, and $400 million in the previous fiscal year's fourth quarter.

For the quarter ended February 28, 2003, the Firm's pre-tax operating margin and return on equity were approximately 26 percent and 14 percent, respectively.

As of February 28, 2003, Lehman Brothers stockholders' equity and trust preferred securities totaled $9.9 billion, and total capital (stockholders' equity, trust preferred securities, and long-term debt) was approximately $51.3 billion. Book value per common share was $35.03.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.

                                 Conference Call

A conference call to discuss the Firm's financial results and outlook will be held at 9:00 a.m. EST on Thursday, March 20, 2003. Members of the public who would like to access the conference call should dial, from the U.S., 800-779-9312, or, from outside the U.S., 712-257-3094. The passcode for all callers is LEHMAN. The conference call will also be accessible, until April 17, 2003, through the "Shareholders" section of the Firm's Web site, www.lehman.com, under the subcategory "Webcasts." For those unable to listen to the live broadcast, a replay will be available on the Firm's Web site or by dialing 888-566-0671 (within the U.S.) or 402-998-0746 (from outside the U.S.). The replay will be available beginning approximately one hour after the event. The conference call replay will remain available until 5:00 p.m. EST on April 10, 2003.


              Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts, but instead represent only the Firm's expectations, estimates, and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include risks and uncertainties relating to market fluctuations and volatility, industry competition and changes in the competitive environment, investor sentiment, liquidity and credit ratings, credit exposures and legal and regulatory matters. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Firm's most recent annual report to Shareholders.